EXHIBIT 99.1

INFORMATION
.

For Immediate Release
November 5, 2015
Contact: 513.271.3700
John A. Kraeutler
Chairman of the Board, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FOURTH QUARTER AND FULL-YEAR
OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND,
AND REAFFIRMS FISCAL 2016 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported fourth quarter and record full-year fiscal 2015 net revenues of $47.1 million and $194.8 million, respectively, increases of 1% and 3%, respectively,  from the same periods of the prior fiscal year;

•
reported fourth quarter and full-year fiscal 2015 operating income of $13.3 million and $56.1 million, respectively, increases of 11% and 7%, respectively, from the same periods of the prior fiscal year;

•	reported fourth quarter fiscal 2015 net earnings of $8.5 million, or $0.20 per diluted share, an increase of 3% and flat, respectively, compared to the fiscal 2014 fourth quarter;

•	reported full-year fiscal 2015 net earnings of $35.5 million, or $0.85 per diluted share, an increase of 2% compared to fiscal 2014;

•
declared the regular quarterly cash dividend of $0.20 per share for the fourth quarter of fiscal 2015, (annual indicated rate of $0.80 per share), the same as the regular quarterly rate for fiscal 2014;

•	announced the fiscal 2016 annual indicated cash dividend rate of $0.80 per share, the same as fiscal 2015; and

•	reaffirmed its fiscal 2016 guidance of per share diluted earnings between $0.86 and $0.90 on net revenues of $195 million to $200 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
Net Revenues	$47,068	$46,692	1%	$194,830	$188,832	3%
Operating Income	13,261	11,968	11%	56,060	52,392	7%
Net Earnings	8,467	8,182	3%	35,540	34,743	2%
Diluted Earnings per Share	$0.20	$0.20	-%	$0.85	$0.83	2%

	September 30,
	2015	2014
Cash and Equivalents	$49,973	$43,047
Working Capital	107,602	99,013
Shareholders' Equity	165,873	161,029
Total Assets	183,282	176,929

COMPANY COMMENTS

John A. Kraeutler, Chairman of the Board and Chief Executive Officer said, "Fiscal 2015 is now in the books and both revenues and earnings met Company-provided guidance despite strong negative currency currents throughout the year and some incremental state tax and legal expenses that dampened earnings.  Fourth quarter revenues of $47.1 million and full year revenues of $194.8 million, represented 1% and 3% growth for the respective periods.  In constant currency, our growth was 4% and 6% respectively.  Net earnings increased by 3% to $8.5 million for the quarter and by 2% to $35.5 million for the year.

Growth, in constant currency, in our Diagnostics segment's fiscal 2015 revenues was driven by our illumigene® molecular product line, increasing 11%; the foodborne testing category, increasing 9%; and our H. pylori product line which grew 10%.  Overall Diagnostics revenue growth was 3% as reported for the year and 6% on a constant currency basis.  The Life Science segment, also impacted by currency, reported revenue growth of 3%, or 6% in constant currency for the year.  The Bioline molecular component business within Life Science grew revenue 7% in constant currency; however, exchange rates knocked that achievement to a decline of 1% on a reported basis for the year.  The immunoassay component business was strong with 6% revenue growth for the year largely due to our continued success in penetrating the Chinese market.

Importantly, operating income for the year increased 7% and, this trend is expected to remain positive as we gain the benefits of improved overhead absorption along with contribution from our new molecular manufacturing facility.  Tax rates were slightly unfavorable due primarily to fiscal 2014 benefits that did not repeat in 2015.  We expect tax rates to stabilize between 34-35% in fiscal 2016.

Our attention is now focused on performing well in fiscal 2016.  The Diagnostics segment continues to increase its customer base for illumigene, now totaling 1,465 customers, having added 38 new labs and 78 new assays during the period. illumigene HSV 1&2, launched in July, is leading our charge and, with respiratory season nearing, we expect continued success with our Group A Strep, Mycoplasma, and Pertussis molecular products.

In January 2016, we expect to launch illumigene Malaria, our first molecular test for the blood borne malaria parasite.  Alpha studies in Senegal and Sierra Leone on malaria testing have gone well and our first two scientific posters are due to be presented this month.  In the Life Science segment, we are accelerating our efforts in China with our molecular and immunoassay components.  Also, Bioline recently launched two important new products that appeal to the Next Generation Sequencing (NGS) market and to microRNA researchers.

Our opportunities for growth are substantial and include geographic expansion, continued innovation in new products, new test menu additions and new vertical market segments where creative, simple diagnostics and tools are demanded.  Our track record of financial efficiency is expected to continue as we add to our balance sheet and build our financing capacity for potential strategic investments and acquisitions.  We look forward to reporting a strong fiscal 2016."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the fourth quarter ended September 30, 2015.  The dividend is of record November 16, 2015 and payable November 27, 2015.  The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.20 per share for fiscal 2016, an annual indicated dividend rate of $0.80 per share, the same as the rate in fiscal 2015.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2016 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2016, management expects net revenues to be in the range of $195 million to $200 million and per share diluted earnings to be between $0.86 and $0.90.  The per share estimates assume an increase in average diluted shares outstanding from approximately 42.1 million at fiscal 2015 year end to approximately 42.2 million at fiscal 2016 year end.  The revenue and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2016.

FINANCIAL CONDITION

The Company's financial condition is sound.  At September 30, 2015, current assets were $122.9 million compared to current liabilities of $15.3 million, resulting in working capital of $107.6 million and a current ratio of 8.0.  Cash and equivalents were $50.0 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2015 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2015 and fiscal 2014.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net revenues	$47,068	$46,692	$194,830	$188,832
Cost of sales	17,275	18,291	72,948	71,589
Gross profit	29,793	28,401	121,882	117,243

Operating expenses
Research and development	2,920	3,367	12,605	12,552
Selling and marketing	6,856	6,123	25,601	24,910
General and administrative	6,756	6,943	27,616	27,389
Total operating expenses	16,532	16,433	65,822	64,851

Operating income	13,261	11,968	56,060	52,392
Other income (expense), net	(123)	206	(997)	(284)
Earnings before income taxes	13,138	12,174	55,063	52,108
Income tax provision	4,671	3,992	19,523	17,365
Net earnings	$8,467	$8,182	$35,540	$34,743

Net earnings per basic common share	$0.20	$0.20	$0.85	$0.84
Basic common shares outstanding	41,739	41,499	41,659	41,455

Net earnings per diluted common share	$0.20	$0.20	$0.85	$0.83
Diluted common shares outstanding	42,121	41,928	42,012	41,913

The following table sets forth the unaudited segment data for the interim and annual periods in fiscal 2015 and fiscal 2014 (in thousands).

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net revenues
Diagnostics	$34,817	$34,434	$146,114	$141,500
Life Science	12,251	12,258	48,716	47,332
	$47,068	$46,692	$194,830	$188,832
Operating Income
Diagnostics	$10,224	$9,418	$43,305	$41,629
Life Science	3,074	2,618	12,888	10,861
Eliminations	(37)	(68)	(133)	(98)
	$13,261	$11,968	$56,060	$52,392

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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